Exhibit 5.1

[Carroll & Carroll, P.C. Letterhead]

October 14, 2011

Biolase Technology, Inc.

4 Cromwell

Irvine, California 92618

Ladies and Gentlemen:

We have acted as special counsel to Biolase Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,000,000 shares of common stock, $0.001 par value per share (the “Shares”), issuable under the Biolase Technology, Inc. 2002 Stock Incentive Plan (as amended by the Board of Directors through March 15, 2011 and approved by stockholders on May 5, 2011) (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. No opinion is being expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As special counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. For purposes of the opinion rendered below, we have assumed that in connection with the issuance of Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

We are opining herein as to the effect on the subject transaction only of the General Corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is our opinion that the Shares which may be issued and sold by the Company pursuant to the Plan, when issued and sold in accordance with the Registration Statement and the related prospectuses, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, any prospectus contained therein, and any amendments or supplements thereto.

Very truly yours,

/s/ CARROLL & CARROLL, P.C.